Exhibit 10.1

8/25/08 (revised)

VALUEVISION MEDIA, INC.

August 25, 2008

To: John D. Buck

Dear John:

We are pleased to offer you the position of Chief Executive Officer of ValueVision Media, Inc. (the “Company”). We look forward to your leadership of the Company. The following are the terms and conditions of your offer:

Position Title	Chief Executive Officer (CEO)
No Fixed Term	There will be no fixed term of your employment as CEO.
Board Membership	The Board agrees that you will continue as a Director
of the Company and will continue to be included in
the slate of Directors each year nominated by the
Board for election at each annual shareholders
meeting, while you remain as CEO of the Company. You
will continue to serve as Chairman of the Board at
the request of the Board, subject to the Board’s
authority to change such appointment at its
discretion in the future.
Reports To	Board of Directors — ValueVision Media, Inc.
Annualized Base Salary	Initially at an annualized rate of $300,000. Your base salary will be annually reviewed by the Board of Directors.
Bonus for Special Board Service	$250,000, payable in cash upon first day of employment
Annual Bonus Opportunity	Your incentive opportunity at the target performance
level(s) will be 75% of your base salary. The annual
incentive plan financial goal(s) are established
annually and approved by the Compensation Committee
of the Board of Directors (the “Committee”). Your
actual incentive payment for fiscal 2008 will be
pro-rated based on your hire date, tied to 2008
performance goals to be set by the Committee.
Stock Options	Subject to the terms and conditions applicable to
options granted under the Company’s 2001 Omnibus
Stock Plan (the “2001 Plan”) and the 2004 Omnibus
Stock Plan (the “2004 Plan”) and applicable stock
option agreements, you will be granted non-qualified
options as follows:
Number and exercise prices	The stock options cover 1,000,000 shares of the
Company’s common stock under the 2001 Plan and the
2004 Plan at the following exercise prices: (1)
500,000 shares at $2.36 per share, (2) 250,000 shares
at $6.00 per share and (3) 250,000 shares at $7.00
per share.
Vesting schedule	50% of the shares vest on the first anniversary of
this letter agreement, or, if earlier, upon Keith R.
Stewart’s appointment as Chief Executive Officer of
the Company; the remaining 50% vest over the next 2
years on a monthly basis, with the vesting split
proportionally among the shares at each exercise
price. Upon termination without Cause (as defined
below) or termination for Good Reason (as defined in
the option agreements) on or before the first
anniversary of the date of this letter agreement, the
first 50% of the shares accelerate and vest. Upon any
termination of employment following the first
anniversary of the date of this letter agreement, the
vesting of the options will not accelerate, and any
unvested options will terminate. Upon the occurrence
of an Event (as defined in the 2001 Plan and the 2004
Plan to include events relating to changes in control
of the Company), all options will accelerate and
vest.
Exercisability	In the event of any termination of employment (other
than a termination by the company for Cause (as
defined below)), the options may be exercised, to the
extent they were previously vested on that date or
accelerated as a result of such termination, for a
period of one year (not to exceed the original term
of the option). Options will include a forfeiture
provision in the event of violation of restrictive
covenants contained in this letter agreement.
Definition of Cause	For purposes of the stock option agreements, “Cause” shall mean:
(i) a material act or act of fraud which results in
or is intended to result in your personal enrichment
at the expense of Company, including without
limitation, theft or embezzlement from Company; (ii)
public conduct by you substantially detrimental to
the reputation of Company, (iii) material violation
by you of any Company policy, regulation or practice;
(iv) your willful or grossly negligent failure to
adequately perform the duties of your position to the
material detriment of the Company; (v) commission of
criminal misconduct constituting a felony; (vi)
habitual intoxication, drug use or chemical substance
use by any intoxicating or chemical substance;
(vii) a material breach by you of any of the terms
and conditions of this letter agreement, which breach
remains uncured ten (10) days after receipt by you of
written notice of such breach; or (viii) you continue
to materially fail to perform your duties hereunder,
or engage in excessive absenteeism unrelated to
illness or permitted vacation, ten (10) days after a
written demand for performance is delivered to you by
the Board or its representative, which written demand
specifically identifies the manner in which the Board
believes that you have not performed your duties.
Insurance & Benefits	You will be eligible for the Company’s standard benefit package. Eligibility and benefits are governed by the terms of each respective plan, which the Company may change or terminate at any time.
No Severance Eligibility	Upon the termination of your employment for any
reason, you will not be entitled to any severance
pay, notwithstanding the terms of any severance
program in effect at that time for officers or
employees of the Company.
Waiver of Director Compensation	In consideration of the compensation provided to you
under this letter agreement, you will waive the
compensation you would otherwise have received for
service as a Director and Chairman while you are
serving as the CEO.
Non-Competition	While you are working for the Company and, if you
voluntarily resign, then also for the Non-competition
Period (defined below) following your departure, you
will not: (i) directly or indirectly own, manage,
control, participate in, be a director, officer or
employee of, lend your name to, act as consultant or
advisor to, render services to, or receive
compensation from, any other person or entity engaged
or seeking to engage in the television home shopping
business (including a television home shopping
channel internet site) anywhere within the United
States; (ii) induce or attempt to induce any
employee of the Company to leave his or her
employment with the Company, or in any other way
interfere with the relationship between the Company
and any other employee of the Company; or (iii)
induce or attempt to induce any customer, vendor,
franchisee, licensee, or other business relation of
the Company to cease doing business with the Company,
or in any way interfere with the relationship between
such party and the Company. For purposes of this
letter agreement, “Non-competition Period” shall mean
the period commencing as of the date of this letter
agreement and ending on the last day of the twelfth
(12th) month following the last day of the month in
which your employment with the Company ends.
General	Except for the stock option agreements referred to
above, this letter agreement contains the entire
agreement of the parties relating to your employment
arrangements with the Company and supersedes any and
all prior agreements and understandings with respect
to such subject matter. All matters relating to the
interpretation, application, validity and enforcement
of this letter agreement will be governed by the laws
of the State of Minnesota, without regard to that
state’s conflict of laws provisions.

If you agree to the terms of this letter agreement, please indicate your agreement by signing below.

Sincerely,

VALUEVISION MEDIA, INC.

By
Its

Agreed and accepted this
25th day of August, 2008:

John D. Buck